EXHIBIT 99.8(MM)

INT SA II

Amendment No. 1 To Participation Agreement

by and among

Van Kampen Life Investment Trust

Van Kampen Funds, Inc.

Van Kampen Asset Management Inc.

and

Integrity Life Insurance Company

WHEREAS, Van Kampen Life Investment Trust (the “Fund”), Van Kampen Funds, Inc. (The “Underwriter”), Van Kampen Asset Management Inc. (the “Adviser”) and Integrity Life Insurance Company (the “Company”) have previously entered into a Participation Agreement dated as of January 2, 2003 (the “Agreement”) containing certain notice information; and

WHEREAS, the Company is moving its executive and administrative offices;

NOW, THEREFORE, the parties do hereby agree to amend the Agreement by substituting the following language in place of any inconsistent language in the Agreement, wherever found:

1.                                       Article XI captioned “Notices” is changed to read: “If to the Company: Integrity Life Insurance Company, 400 Broadway Street, Cincinnati, Ohio 45202, Attention: Kevin L. Howard, General Counsel.”

IN WITNESS WHEREOF we have set our hand as of the 26th day of January, 2006.

VAN KAMPEN LIFE INVESTMENT TRUST

By:	/s/
Name:	Phillip G. Goff
Title:	CFO, Treasurer

INTEGRITY LIFE INSURANCE COMPANY

By:	/s/
Name:	Kevin L. Howard
Title:	SVP & General Counsel

INT SA II	EXHIBIT 99.8(MM)

VAN KAMPEN FUNDS INC.

By:	/s/
Name:	Edward Wood
Title:	Managing Director

VAN KAMPEN ASSET MANAGEMENT INC.

By:	/s/
Name:	Edward Wood
Title:	Managing Director